UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2008

Morton’s Restaurant Group, Inc.

(Exact name of registrant as specified in charter)

Delaware	1-12692	13-3490149
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

325 North LaSalle Street, Suite 500

Chicago, Illinois 60610

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (312) 923-0030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On February 27, 2008, Morton’s Restaurant Group, Inc. (the “Company”), entered into the Third Amendment to the Credit Agreement dated February 27, 2008, by and among the Company, Morton’s of Chicago, Inc., the parties designated as guarantors therein, and Wachovia Bank, N.A., as administrative agent for the parties designated as lenders under the credit agreement (the “Third Amendment to the Credit Agreement”). The Third Amendment to the Credit Agreement includes changes permitting the Company to repurchase a maximum of $10.0 million of the Company’s capital stock from existing Company stockholders over the term of the Credit Agreement. In addition, the Third Amendment to the Credit Agreement also includes changes to provisions relating to consolidated net income and maximum consolidated capital expenditures.

Item 2.02.	Results of Operations and Financial Condition

On February 28, 2008, the Company issued a press release relating to its results of operations for the fiscal fourth quarter and fiscal year ended December 30, 2007, a copy of which is furnished as Exhibit 99.1 hereto.

Item 8.01.	Other Events.

On February 27, 2008, the Company’s Board of Directors authorized the repurchase of an additional $6.0 million of the Company’s common stock, resulting in authorization for the Company to repurchase a total of $10.0 million of its common stock. The timing and amount of any share repurchases will be determined by the Company’s management based on market conditions and other factors.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

The following exhibit is furnished herewith:

Exhibit 99.1	Press Release dated February 28, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Morton’s Restaurant Group, Inc.

Date: February 28, 2008	By:	/s/ Ronald M. DiNella
Ronald M. DiNella
Senior Vice President, Chief Financial Officer And Treasurer